Exhibit 99.1
                         [1-800-FLOWERS.COM, Inc. LOGO]


Investor Contact:               Media Contacts:
Joseph D. Pititto               Ken Young            Mike Rosen, Bratskeir & Co.
(516) 237-6131                 (516) 237-6102         (212) 679-2233 (Ext. 457)
E-mail:invest@1800flowers.com  kyoung@1800flowers.com  mrosen@bratskeir.com




     1-800-FLOWERS.COM(R) Reports Record Order Volume for Mother's Day Holiday

o Peak shopping period (4/28 -5/11) exceeded 970,000 orders with peak order days exceeding 150,000 orders.
o Online orders represented more than 70 percent of total combined online and telephonic orders.
o Company delivered more than 600,000 floral arrangements, 175,000 plants and tens of thousands of gourmet gift baskets, candy and other unique gifts.


Westbury, NY, May 15, 2003 - 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading multi-channel retailer of thoughtful gifts for all occasions, today reported record order volume for the 2003 Mother's Day holiday season with particularly strong performance in its online business. During the Mother's Day holiday period (4/28 - 5/11) the Company handled more than 970,000 customer orders. On its peak business days leading up to the holiday, the Company processed more than 150,000 orders per day - including thousands of orders taken and delivered on Mother's Day Sunday - illustrating the strength and scalability of the Company's order taking and fulfillment capabilities during high volume occasions.

The Company said flowers and plants were the top gift choices during the period with more than 600,000 floral arrangements and 175,000 plants delivered. By leveraging its unique distribution system - with same-day delivery capabilities
- and its growing relationships with brand-name gift partners, the Company delivered tens of thousands of floral gift arrangements combined with exclusive keepsake vases from Lenox and delicious chocolate products from Godiva. In addition, while Mother's Day is traditionally a predominantly floral gift holiday, the Company reported increased sales of its higher margin non-floral gifts including gourmet and spa gift baskets, candy, plants and a variety of other unique gifts.

Jim McCann, CEO, said "Mother's Day week is our largest in terms of revenue during the year and we are pleased that, despite the continued weakness in the overall retail marketplace, we were able to grow our business compared with the prior year period. Importantly, we continue to see an increasing percentage of our customers coming to us online where they can see our expanded offering of higher margin non-floral gifts, utilize more of our great services -

                                                                   (more)
1-800-FLOWERS.COM Reports Record Mother's Day Holiday Order Volume, page 2:


including gift search and reminder features - and provide us with information that allows us to engage them in an electronic dialog which leads to increased customer satisfaction and higher repeat order rate."

McCann stated that while the Company was pleased with the results of its Mother's Day holiday period, particularly the solid growth in its online business, "the overall retail economy remains very challenging." The Company reiterated the guidance it provided in its January 6, 2003 press release, saying that it expects to grow revenue during the second half of fiscal 2003 (ending June 29, 2003) in a range of 7-to-9 percent compared with the prior year period.

About 1-800-FLOWERS.COM(R)

For more than 25 years, 1-800-FLOWERS.COM has helped millions of customers connect to the people they care about with a broad range of thoughtful gifts, award-winning customer service and its unique technology and fulfillment infrastructure. The Company's product line - including flowers, plants, gourmet foods, candies, gift baskets and other unique gifts - is available to customers around the world via: the Internet (www.1800flowers.com); by calling 1-800-FLOWERS(R) (1-800-356-9377) 24 hours a day; or by visiting one of the Company-operated or franchised stores. The Company's collection of thoughtful gifting brands includes home decor and garden merchandise from Plow & Hearth(R) (phone: 1-800-627-1712 and web: www.plowandhearth.com), premium popcorn and other food gifts from The Popcorn Factory(R) (phone: 1-800-541-2676 and web www.thepopcornfactory.com), gourmet food products from GreatFood.com(R) (www.greatfood.com), and children's gifts from HearthSong(R)(www.hearthsong.com) and Magic Cabinsm (www.magiccabin.com). The Company's Class A common stock is listed on the NASDAQ National Market (ticker symbol "FLWS").

Special Note Regarding Forward-Looking Statements:
These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's ability to achieve solid, sustainable revenue growth; its ability to maintain and enhance its online shopping web sites to attract customers; its ability to successfully introduce new non-floral gift products and product categories; its ability to maintain and enhance profit margins for its various products; its ability to provide timely fulfillment of customer orders; its ability to cost effectively acquire and retain customers; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to leverage its operating infrastructure; its ability to achieve its stated results guidance for fiscal 2003, and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company's products. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.
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